Exhibit 99.1

TRIMERIS, INCORPORATED

Moderator: Steven Skolsky

March 9, 2006

4:00 pm CT

Operator: Good afternoon and welcome to the Trimeris Year End 2005 Earnings Conference Call. This conference call may contain projections, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed in Trimeris' filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercialization's. The results of our previous clinical trials are not necessarily indicative of future clinical trials and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and the company's periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections.

While the information presented during this call represents managements' current judgment on the future direction of the company's business such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect the events or circumstances arising after the date hereof.

I will now like to turn the call over to Mr. Steven Skolsky, Chief Executive Officer.

Steven Skolsky: Thanks for being with us for our Year End 2005 Earnings Conference Call. Joining me today on the call are several members of the Trimeris senior management team.

We're very pleased to announce the first profitable quarter for the company and the third consecutive profitable quarter for the collaboration. These are important milestones in the company's history, which sets the stage for continued growth and profitability in 2006. Along with these events I will also recap our sales conference call held earlier this year where I reviewed the significant growth of FUZEON and address the recent and exciting progress in the development of the next generation of fusion inhibitors with our partners at Roche.

First I'd like to briefly review our financial results. As we noted in our release today for the fourth quarter of 2005, we reported a profit of $3.8 million, or 17 cents per share compared with a loss of $5.7 million, or a 27-cent loss per share in the same period in the prior year, an improvement of 166%. For the 12 months ended December 31, 2005, we reported a net loss of $8.1 million compared to a net loss of $40.1 million in the same period in the prior year, an 80% reduction. The primary driver of these improved results were increased FUZEON sales, as well as improvements in our cost of goods sold and prudent expense management during the course of the year.

With regard to the outlook for 2006, we are currently in the process of formulating the 2006 development plan and budget for our next generation FUZEON inhibitor program with Roche. Consequently we are not in a position to provide details of our earnings projections for 2006, beyond the sales guidance previously provided. Once the next generation development plan has been finalized, we will be in a better position to elaborate on our earnings projections in a future conference call. However, I would like to reiterate our expectation of profitability in 2006, and want to offer the following thoughts about our prospects for growth.

We had an excellent year in 2005, capped by an especially good fourth quarter, the first quarter of profitability in the company's history. And one should note that the fourth quarter results included a $2 million payment from Roche for reimbursement of our 2005 research expenses, and as mentioned during our sales conference call, a year-end inventory build at wholesalers, which is a seasonal pattern observed in prior years. The subsequent burn off of this inventory may adversely affect first quarter 2006 revenue and profitability. Nevertheless there is ample momentum from our 2005 performance to allow me to project a favorable outcome in 2006 in terms of continued growth and profitability.

Our cash position as of December 31, 2005, was $36.9 million, exceeding the top end of our 2005 guidance of $36 million. We expect that our cash position will enable us to operate our business for at least the next two years.

As we indicated during our sales call in January worldwide sales for FUZEON were $208 million in the brand's second full year since launch, demonstrating growth of over $70 million, or an increase of 54% over 2004. North American sales of $113 million accounted for the majority of 2005 revenues increasing 32% over 2004 and was well within our 2005 sales guidance range of $100 to $120 million. Particularly notable were the fourth quarter 2005 FUZEON sales in North America totaling a record $36 million, growing 26% over the third quarter of 2005 and 48% over the fourth quarter of 2004.

FUZEON results in the rest of the world markets for 2005 were also impressive, totaling $95 million, or 93% above 2004 results with sales of $27 million in fourth quarter of 2005, growing 73% over the fourth quarter of '04.

The factors contributing to these impressive worldwide results in 2005 include, continued expansion of FUZEON with newly approved HIV drugs and those in late stages of clinical development for treatment experienced patients, full year sales from new markets, effective implementation of patient support programs and continued development of administration alternatives, including the Becton Dickinson Ultra Fine 2, small-gauge needle and the Biojector B2000 needle-free delivery system.

I would like to take this opportunity to update you on recent developments occurring since our last conference call in January. As in previous years FUZEON prescription trends thus far for the first quarter of 2006 have rebounded from the year-end 2005 and are showing growth over levels seen in December of last year. In reflection of this prescribing trend, on-hand inventory levels have declined from over four weeks at year-end 2005 and we expect a return to normal levels of approximately one to two weeks by the end of the first quarter of 2006.

Presentations early last month at the 13th CROI meeting in Denver, provided further data on the use and effectiveness of FUZEON with newly approved and investigational drugs, as well as emerging clinical data demonstrating sustained immunological benefit from FUZEON irrespective of the development of resistance. In addition, an oral presentation by Trimeris on our next two-generation fusion inhibitors, TRI-999 and TRI-1144, featured prominently at the conference. The potential for these new, next generation fusion inhibitors to provide potent suppression against a wide range of HIV strains, retain a high barrier to development of resistance and be conveniently administered once a week was extensively covered in post-conference summaries.

These early achievements in 2006 bode well for remaining on track to reach our full year objectives to support FUZEON's growth and successfully expand our product pipeline. Areas of particular focus during the course of 2006 include:
    Promotional efforts with our Roche partners on expanding the awareness of the FUZEON effect leveraging emerging data from trials of new agents for FUZEON and reiterating the consistent ability to achieve high levels of HIV suppression in treatment experienced patients.
    Raising the awareness and adoption of recent DHHS guideline revisions setting the goal of maximal HIV suppression in treatment experienced patients and FUZEON's use as the foundation and regimens designed to reach this goal.
    Expanding the Nurse Connections program to include more full-time staff to reach even more new and current FUZEON patients to support successful therapeutic outcomes.
    Further improve the daily use of FUZEON through alternative delivery system development with the presentation and publication of the full dataset from the Qualite trial, as well as submitting additional data to support the B2000 System sNDA.
    Progressing TRI-999 and TRI-1144 through preclinical development in collaboration with our Roche colleagues in order to support first time in man studies in 2007.

Our R&D program has successfully developed FUZEON, the first in class fusion inhibitor for the treatment of HIV/AIDS, which has provided substantial benefits for treatment experienced patients. In 2005, we intensified our efforts to identify a next-generation drug candidate that would build upon FUZEON's profile. This culminated with the announcement by Trimeris and Roche on January 17, earlier this year, regarding the selection of two structurally distinct drug candidates, each of which met our joint criteria for co-development.

The two new molecules are being developed with a specific goal of maintaining the highly desirable efficacy and safety profile of FUZEON, while significantly improving patient convenience by a simpler more patient friendly administration with a target of once per week dosing. Such an administration schedule is unprecedented for currently approved HIV drugs, which are dosed on a once or twice daily basis.

We have also engineered these molecules to be exceptionally effective against viruses that have developed substantial resistance to FUZEON and at the same time able to provide a formidable barrier to the virus for the development of resistance. In addition, we designed pharmacokinetic properties into these molecules that when combined with an appropriate sustained release formulation will allow for once weekly dosing. Taken together these drug candidates posses the unique potential to suppress virus replication in a much more durable, effective and patient friendly manner.

As alluded to earlier, we described our exciting progress in an oral presentation at the 13th CROI meeting in February, highlighting the invitro potency, durability and pharmacokinetic properties, which set TRI-999 and TRI-1144 apart from all currently available anti-HIV therapies. During the course of this year we will be focusing our full attention on moving our next generation inhibitor program forward to expeditiously meet the regulatory requirements for first time in man studies in 2007.

Again, we had a very successful 2005 with record sales of FUZEON, our first profitable quarter, while delivering two new drug candidates to our pipeline. We look forward to our continued growth and profitability in 2006. Thank you and I'll now take your questions.

Operator: And if anyone would like to ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

And your first question comes from the line of Meg Malloy with Goldman Sachs.

Meg Malloy: Thanks very much. Steve, I was wondering if you could, I know you can't give us EPS type guidance, but can you say anything at all about R&D spend? It looks like your level in Q4 is a little bit lower than in prior quarters, and would that be reflective of what you'd expect in '06? I guess that would be my first question.

Steven Skolsky: Yeah, thanks Meg. While I can't really comment, as I mentioned in the scripted comments, about what our projected earnings, and for that matter the supportive expense base, in our R&D area, I can comment on the fourth quarter because as you can see from our previous filings, R&D expense was pretty consistent through the first three quarters of the year and took a slight downward turn in the fourth quarter, primarily for two reasons.

The first one is receiving a $2 million payment for services rendered in R&D with our partnership with Roche, which was received and will be accounted for during that fourth quarter. The second thing is the net effect of the decrease in spend of programs such as 1249 in the past, and the decrease in our spend for post-marketing commitments, which were offset by additional increases for the development of our next generation program.

Meg Malloy: The $2 million payment should have been reflected in the revenue line though right?

Steven Skolsky: It was not received in the fourth quarter it was just accounted for.

Meg Malloy: Oh, okay.

Steven Skolsky: Cash received will be in the following year.

Meg Malloy: Okay. All right, no that's helpful. So I'm going to read that to mean that the fourth quarter levels are not reflective of what we should expect going forward. And then in terms of - can you provide any sort of data points for the next generation inhibitors? I know they've been - they were presented, the data were presented, at CROI what should we look for in terms of the next steps there? Thanks and then I'll get into queue.

Steven Skolsky: Yeah just real briefly Meg, we're extremely pleased with the profile that we struck during the presentation at CROI because it really shows manifold improvements over the profile that we've seen with FUZEON, both in terms of potency, it's ability to effectively deal with resistant virus and for that matter some pretty significant increases in the clearance in some of our primate models.

Having said that, the best I can offer right now in terms of our timeline, as I mentioned, is moving very quickly to ensure that we get into man during the course of 2007. And during the course of our future conference calls we'll be in a better position to provide you, once we have this development plan in place with Roche, to give you more specific guidelines around the filing of the IND and the subsequent timing to first time in man.

Meg Malloy: Okay. Thanks very much.

Operator: And your next question comes from the line of Steve Harr with Morgan Stanley.

Steve Harr: Hey, good afternoon guys.

Steven Skolsky: Hey Steve.

Steve Harr: If I go back and, you know, look at the model a few years ago you guys were spending $40 to $60 million a year in R&D as you developed FUZEON. As you develop the next generation molecule should we expect spending trends to accelerate to that type of level again? I'll start there.

Steven Skolsky: Yeah, first off Steve, I'll take your comment as far as the near to the short-term. I think until we get into full development, and certainly with Phase 3 trials, you're not going to see the acceleration of expense to the level that you're talking about, which are reasonable by the way. That would be in the realm of what you would expect once you get into full development, but certainly as we get into '06 and into '07, we would not expect that kind of ramp up, specific to the response that I gave to Meg around an expectation for R&D expenses.

Steve Harr: So even as you move though into '07 and begin manufacturing clinical trial grade material would it be reasonable to - would it be possible that '06 will be your only profitable year and then you would fall back into being non-profitable again?

Steven Skolsky: Well seeing as we haven't really given specific guidance on the specifics of our profitability in '06, I would not want to venture into what to expect in '07. Certainly in '06 we're expecting profitability and a lot of that will be contingent upon the continued ramp up of our sales, which has been obviously the key driver of profitability certainly in the fourth quarter and going forward into '06.

Steve Harr: And should we rebase our R&D, to go back to Meg's question, really more of this let's say take away the, you know, the Roche payment, that low $4 million range going forward? And is that a nice place to start and then begin building it as you move forward with the second-generation molecules?

Steven Skolsky: And again when we're in a position to give you more specifics, but I think the line of thinking you have is an accurate one, that we've been expending resources at a certain level to get these molecules in a position where they could be reviewed by both groups to meet the essential internal criteria and now clearly there's going to be the beginning of additional resource required to take it to its next stage.

Steve Harr: Great, very helpful. Thank you.

Steven Skolsky: Sure enough. Thank you.

Operator: And your next question comes from the line of Tim Wilson with Pacific Growth Equities.

Tim Wilson: Good afternoon. First of all congratulations, been a long time coming, but well done. Second of all could you tell us what the profit split was from the Roche JV, this quarter, and how you expect that it will look in 2006?

Steven Skolsky: Well the profit split, as you know, the nature of most of our agreements are 50/50 profit split and we would expect that going forward as we negotiate both R&D and marketing agreements. There's not quite a 50/50 split as it relates to our sales and marketing costs, which would explain some of that differential, but 50/50 is roughly where it's at and you'd expect that coming forward in '06 as well Tim.

Tim Wilson: Right. So have you been to Basel again to renegotiate absorbing certain sales and marketing costs away from Trimeris's P&L or is that the past and now we're really on 50/50 going here on out?

Steven Skolsky: I think the slightly disproportionate share that we've seen during the past year is something that would continue in '06. As you know, we negotiate these contracts on a yearly basis, so would it continue to be disproportionate in the subsequent year, I couldn't say.

Tim Wilson: Right. Related question, you made the comment about positive cost of goods trends, could you flesh that out a bit?

Steven Skolsky: Yeah because we've received a question, I think, in every conference call that I've been on in regards to what to expect in terms of our margins going forward and we've roughly said around 50/50 earlier in the year and it's clear now as we've closed our books for the end of this year our cost of goods is closer to 41% and that's really simply as a basis of economies of scale. We are now selling product into the marketplace which was produced at a lower cost and going forward in '06 I'd expect something in the range of 40%.

Tim Wilson: Really? That's interesting. Okay and then the last question and I'll shut up, the timeline you've just given on the follow-on molecules, 2007 first trials in man, that's the first time you've given a timeline I think for those agents isn't it?

Steven Skolsky: As it is related to first time in man, yes.

Tim Wilson: And are you just keeping it at the full calendar year of 2007 for the time being?

Steven Skolsky: And again, not trying to be cryptic, until a final development plan is in place, and you can imagine there are a number of strategic options that you could pursue in putting together a development plan, both in terms of timing, sequencing and the resources required, and until we have that finalized I think I'd be remiss in indicating a date that would be wrong.

Tim Wilson: All right. Thank you very much and well done once again.

Steven Skolsky: Thanks again Tim.

Operator: And your next question comes from the line of Vinny Jindal with Think Equity.

Vinny Jindal: Hey guys. Thanks for taking my question. Hey, I was curious, are you guys able to track, or are you familiar with, what level of growth in FUZEON sales has been perhaps due to various clinical trials that include FUZEON use in a salvage setting?

Steven Skolsky: Yes, Vinny, I think, both with you specifically and in fact on our last earnings call, we addressed this in pretty good detail. Number one, we're unable to track even the numbers of patients that are on FUZEON in the marketplace because of the way the product is distributed. When we had a single distributor we had a means by which we could longitudinally track numbers of patients, which we don't have that capability now.

All we have go to on now are essentially estimates off of publicly available information and anecdotal reports around the percent of patients in optimized backgrounds that are being included on FUZEON in those clinical trials. So it's very difficult to be able to track the specific numbers of patients with competitive agents when that data is not readily available publicly.

Vinny Jindal: Okay.

Steven Skolsky: As far as estimates are concerned, ranges that I've given in the past, for R5 inhibitors that have conducted experienced patient trials we've heard 40% to 50% of the patients in the backgrounds have FUZEON included. More recently and going through last fall, the European conference highlighted data from Boehringer Ingelheim on their new, non-nucleoside analog, 125, which suggested that in that one particular trial, I think it was C223, that patients on FUZEON comprised probably 35% of that population.

Vinny Jindal: Okay. That helps. Thanks a lot Steve. The other quick question I had was, you know, Brazil came online last year, if that's correct, and made two large purchases and I'm curious to know if based on the amount they bought and if you have, again, any sense of how much use is occurring in Brazil, if we should expect either Brazil or other countries to also make large one-time purchases like we saw in the second and fourth quarters?

Steven Skolsky: I don't have the visibility of that number or that contract because that is managed under the auspices of Roche first hand. I think after having two purchases, and to be clear about that there was a $7.3 million purchase in the second quarter of last year and specifically, as you know, the $5.5 million purchase, which was made in the fourth quarter, and I think a comment that Steve Harr actually made during the course of our call last time that I think you need to begin looking at this as the sign that these are regular sales.

How much this is accommodating their total population within the country I couldn't give you an estimate on, but I think you should make some assumptions that this probably will continue into the coming year as we look forward and perhaps expecting the lumpiness, if you will, in terms of this not being smoothed out over all quarters.

Vinny Jindal: Okay, great. Thanks a lot for taking my questions Steve.

Operator: And your next question comes from the line of Sharon Seiler with Punk Ziegel & Company.

Sharon Seiler: Hi it's Sharon Seiler from Punk Ziegel. Appreciating that you really can't give us very good estimates about expenses in 2006 do you expect the same kind of quarterly lumpiness? I mean should we expect, you know, some payments later in the year rather than a, you know, kind of consistent spend?

Steven Skolsky: Yeah, one thing that's important to point out Sharon is something I alluded to in the script that I want to be very explicit about. Because of the, and we've touched on this both in our last sales call, as well as the year end call last year, that the buy-in's that we see, which is now a seasonal pattern, which has been observed during the course of several years at year end, in this case it was for several thousand kits, is going to have a subsequent flow on effect to growth of the brand in terms of true demand being felt during the first quarter this year. So, no doubt, revenue is going to be impacted by that burn off of that inventory during the course of the first quarter.

Sharon Seiler: I understand that. Actually the question I was asking was about, and maybe I misspoke, was about your research spending. Do you, I mean, do you expect the reimbursements from Roche to be as lumpy in 2006 as they apparently were this year or would you expect a kind of more consistent R&D expense line?

Steven Skolsky: Yeah, I would expect them to be more straight line during the course of the year; especially once we have the research plan in place. The fact that both parties will be moving together in parallel, they'll be in-sync, and the payments will be made accordingly.

Sharon Seiler: Okay. Thank you.

Operator: And your next question comes from the line of Thomas Wei with Piper Jaffray.

Thomas Wei: Thanks very much. Can you just remind us why the cash balances went down from September to December when you had a profitable quarter? What else is there besides the $2 million receivable from Roche?

Steven Skolsky: The key driver of this is the timing of the accounts receivable Thomas, which won't accurately reflect the cash that should be on the bottom line. It's purely a timing effect.

Thomas Wei: Okay. That's helpful. Can you give us SG&A guidance?

Steven Skolsky: Well we've been very careful to watch G&A expenses and as you've seen in our financials we've actually gone down a little bit in terms of our G&A expense, but it's something we feel that is within our control and we'd be very loath to see that increase to any appreciable amount as we go through the next year.

Thomas Wei: That's helpful. And when we look at your commentary on profitability should we interpret that to mean that you expect to be continuing your profitability on a quarterly basis going forward?

Steven Skolsky: I was really referring to it from a broad standpoint that for the year we expect profitability. And specific to that point that I made to Sharon earlier, we're already providing some caution around what to expect in the first quarter.

So if you look at trends, clearly the first quarter is going to be impacted. I think you'll see an analogous pattern to what we saw last year where there was the sluggishness in the first quarter, it starts to rebound a little bit in the second quarter, but a good portion of our growth we would expect in the third and fourth quarters of next year, particularly as one of the key drivers that comes on in terms of additional agents is TMC-114.

Thomas Wei: That's very helpful. And then just lastly, in terms of marketing expenses for FUZEON, should we think of that for 2006 as going up based on the initiatives that you outlined?

Steven Skolsky: I would assume that it would be comparable to what we expended during the past year, but being very selective about making some reallocations and investments in programs that we think that are going to have the greatest impact in the market.

Thomas Wei: Thank you very much.

Steven Skolsky: Sure enough.

Operator: And there are no further questions at this time sir.

Steven Skolsky: Well since we're concluding the call I'd like to just provide a brief summary. We've achieved an important milestone in announcing the first profitable quarter for the company and, again, the third consecutive profitable quarter for the collaboration.

And certainly we feel that this is a significant turning point for Trimeris and sets the stage for continued profitability during the 2006 fiscal period. We expect continued double-digit sales growth of FUZEON in 2006, a sign that the brand is strong and growing.

And finally, the recent progress of our next generation fusion inhibitor program paves the way for us to expand our unique technology platform for the treatment of HIV disease. And 2006 is shaping up to be a great year for both the company and for our shareholders and I look forward to giving you further detail on our progress in upcoming quarterly calls.

And there is one last point that I'd like to make as well, all of the references to expenses during the course of '06 are without option expense included and I just want to be clear about that. And for those of you that have any additional questions we can cover that during our later calls. Thank you very much.

Operator: And this concludes today's conference call. You may now disconnect.

END